Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-267427) of Corebridge Financial, Inc. of our report dated February 24, 2023, except as it relates to the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 1 to the consolidated financial statements, as to which the date is June 5, 2023, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 5, 2023